Exhibit 3.1

ROSS MILLER
[SEAL]	Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Change Pursuant
to·NRS·78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                                                      ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

l.  Name of corporation:
HELI ELECRONICS CORP.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.  The current number of authorized shares and the par value, if any, of each class or series, if any of shares before the change:
100,000,000 shares of common stock, par value $0.00001 per share.
100,000,000 shares of preferred stock, par value $0.00001 per share.

4.  The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
12,000,000,000 shares of common stock, par value $0.00001 per share.
100,000,000 shares of preferred stock, par value $0.00001 per share.

5.  The number of share of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Currently there are 6,006,000 shares of common stock outstanding.  After the 120 for 1 stock split, there will be 720,720,000 shares of common stock outstanding.   Preferred shares are not affected by the split.

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares will be rounded up to the next whole share.

7.  Effective·date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
8.  Signature: (required)
X LU LU	President
Signature of Officer	Title

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Stock Split
This form must be accompanied by appropriate fees.                                                                                                                                                                                 Revised:   3-6-09